UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 9, 2013
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 9, 2013, Supertel Hospitality, Inc. (the “Company”) received a notice from The Nasdaq Stock Market stating that the minimum closing bid price of its common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5450(a)(1). The notification letter has no effect at this time on the listing of the Company’s common stock on The Nasdaq Global Market. The Company’s common stock will continue to trade on The Nasdaq Global Market under the symbol SPPR.

The notification letter states that the Company will be afforded 180 calendar days, or until January 7, 2014, to regain compliance with the minimum closing bid requirement. In accordance with Marketplace Rule 5810(c)(3)(a), the Company can regain compliance if the closing bid price of the Company’s common stock meets or exceeds $1.00 per share for at least 10 consecutive business days.  As previously disclosed, the Company’s shareholders have authorized the Company’ Board of Directors to implement, at the Board’s discretion, a reverse split of the Company’s common stock at a reverse split ratio ranging from 1-for-4 to 1-for-8 shares of common stock, as determined by the Board, to regain compliance with the minimum closing bid price rule.

If the Company does not regain compliance by January 7, 2014, Nasdaq will provide written notification to the Company that the Company’s securities are subject to delisting. In the event the Company does not regain compliance by January 7, 2014, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.

Item 3.02.  Unregistered Sales of Equity Securities

On July 15, 2013, the Company issued 25,000 shares of the Company’s common stock and stock options to acquire 25,000 shares of the Company’s common stock to Jeffrey W. Dougan as an inducement award for employment as described below in Item 5.02 and such description is incorporated in this Item 3.02 by this reference.  The securities were issued to Mr. Dougan in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(a)(2) thereof.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2013, the Company announced that Jeffrey W. Dougan has joined the company as Senior Vice President and Chief Operating Officer.  He is succeeding Steven C. Gilbert, who plans to retire from the Company on December 31, 2013.  Mr. Dougan, age 54, has more than 25 years of hospitality experience.  He most recently served as vice president of operations for Stonebridge Hospitality from June 2008 until he joined the Company where he oversaw a diverse hotel portfolio featuring eight different hotel brands.  He was vice president of operations for Sage Hospitality Resources from April 2001 to June 2008 where he was responsible for overseeing the operations and sales for multiple hotels.   He holds a Bachelor of Science degree in Business Administration from Rochester Institute of Technology.

On July 15, 2013, the Company entered into an employment agreement with Mr. Dougan.  Mr. Dougan’s employment agreement has a two year term, and under the employment agreement he will receive (i) an annual base salary of $190,000, (ii) a cash signing bonus of $25,000 and (iii) a relocation expense reimbursement of up to $25,000.  He will be eligible for cash bonuses (no such opportunity has yet been approved by the Compensation Committee of the Board of Directors) and will be eligible to participate in the Company’s 2006 Stock Plan.  If he is terminated without cause prior to July 15, 2014, he will receive severance, paid in bi-weekly installments, equal to 12 months of his base salary. If he is terminated without cause on or before July 15, 2015, he will receive severance, paid in bi-weekly installments, equal to 12 months of his base salary, reduced by 1/12th for each month he is employed by the Company after July 15, 2014. One-third of the severance may be paid in the form of the Company’s common stock to the extent available and permissible under the Company’s 2006 Stock Plan or another shareholder-approved plan.

As noted above, the Company granted stock options and restricted stock to Mr. Dougan pursuant to a stock option agreement and a restricted stock agreement, both of which were entered into on July 15, 2013.  The stock options and restricted stock were granted as an inducement material to Mr. Dougan’s acceptance of employment with the Company, outside of the Company’s 2006 Stock Plan.

The stock options and restricted stock were approved by the Compensation Committee of the Board of Directors, which is comprised solely of independent directors.  Mr. Dougan’s restricted stock award is for 25,000 shares and the shares become non-forfeitable and fully vested in equal one-third increments on July 15, 2014, 2015 and 2016 provided that Mr. Dougan is employed by the Company on each such vesting date.  The stock options entitle Mr. Dougan to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.01 per share.  The stock options have a four-year term and vest in equal one-third increments on July 15, 2014, 2015 and 2016 provided that Mr. Dougan is employed by the Company on each such vesting date.  The stock options and restricted stock will become fully vested in the event of a change of control of the company or upon Mr. Dougan’s death or disability.

A copy of the employment agreement, the restricted stock agreement and the stock option agreement with Mr. Dougan is filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1	Jeffrey W. Dougan Employment Agreement dated July 15, 2013
10.2	Jeffrey W. Dougan Restricted Stock Agreement dated July 15, 2013
10.3	Jeffrey W. Dougan Stock Option Agreement dated July 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: July 15, 2013	By: /s/ Corrine L. Scarpello
Name: Corrine L. Scarpello
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Jeffrey W. Dougan Employment Agreement dated July 15, 2013
10.2	Jeffrey W. Dougan Restricted Stock Agreement dated July 15, 2013
10.3	Jeffrey W. Dougan Stock Option Agreement dated July 15, 2013